Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or
kevin.mclaughlin@praecis.com.

Media:

Mark Vincent, Vice President of Euro RSCG Life NRP, 212-845-4239 or
mark.vincent@eurorscg.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Updates Progress of U.S. Commercialization of Plenaxis™
and Reports First Quarter 2004 Financial Results

Waltham, MA — April 30, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today provided an update on the commercialization of Plenaxis™ (abarelix for injectable suspension) in the United States and announced consolidated financial results for the three months ended March 31, 2004.

Plenaxis™ Commercialization Update

In late January 2004, the Company launched its lead product, Plenaxis™, for the treatment of a defined subset of advanced symptomatic prostate cancer patients.  During the first quarter of 2004, the Company focused on building its commercial infrastructure to support the launch of Plenaxis™ in the United States.  Field sales representatives were hired and trained during the first quarter and began calling on potential customers to build product awareness, enroll physicians and hospital pharmacies in the Plenaxis™ User Safety (PLUS) Program and generate product sales.  In order to ensure that Plenaxis™ is widely available to prescribing physicians, the Company has established a network of premier specialty distributors, including: Cardinal Health, CuraScript Pharmacy, Inc., McKesson Specialty Distribution Services, Oncology Therapeutics Network and Priority Healthcare Corporation.  During the first quarter, these distributors began shipping product to physicians and hospital pharmacies enrolled in the PLUS Program, and patients are now being treated with Plenaxis™.

The Company generated net revenue of approximately $0.4 million through sales to distributors, representing primarily initial stocking levels.  Based upon the first quarter activity, the Company’s prior Plenaxis™ sales forecast of $10.0 million to $20.0 million in revenue for 2004 remains unchanged.

As of the date of this release, the Company has hired all of its 40 field sales representatives.  The initial impact of the Plenaxis™ sales force can be seen in the large number of physicians who have signed up to become authorized Plenaxis™ prescribers by enrolling in the PLUS Program. Currently, approximately 1,900 physicians and hospital pharmacies have enrolled in the PLUS Program.

As part of its ongoing educational and promotional efforts, the Company will have a commercial booth at both the upcoming Annual Meeting of the American Urological Association (AUA) being held in San Francisco on May 8-13, 2004 and the Annual Meeting of the American Society of Clinical Oncologists (ASCO) being held in New Orleans on June 5-7, 2004.  In connection with the AUA meeting, the Company has provided commercial support for an independent educational satellite symposium entitled “New Insights in the Management of Advanced Symptomatic Prostate Cancer.”

With regard to reimbursement, during the first quarter the Company announced that Plenaxis™ has qualified for transitional pass-through payment under the Medicare hospital outpatient prospective payment system (HOPPS).  The Centers for Medicare & Medicaid Services (CMS) granted transitional pass through status to Plenaxis™ in less than one month of the date of filing of the application for that status, with a retroactive effective date to January 1, 2004.  This early and prompt action has enabled hospital outpatient clinics to administer Plenaxis™ with assurance, well ahead of normal timelines, of reimbursement, provided program requirements are otherwise met.

First Quarter 2004 Results

The Company’s net loss for the three months ended March 31, 2004 was approximately $15,380,000, or $0.29 per diluted share, compared to a net loss of approximately $11,415,000, or $0.22 per diluted share, for the three months ended March 31, 2003.

Cost of goods sold for the three months ended March 31, 2004 was approximately $1.1 million, $1.0 million of which was related to a milestone payment due upon the first commercial sale of Plenaxis™.  Sales and marketing expenses for the three months ended March 31, 2004 increased to approximately $4.1 million, from approximately $1.0 million for the corresponding period in 2003, due to the hiring of a sales force and various launch-related activities, including market research, brand development and the creation of initial marketing materials.

At March 31, 2004, the Company had cash, cash equivalents and marketable securities of approximately $125,852,000, compared to approximately $143,192,000 at December 31, 2003.  The Company confirmed its previously announced estimate of cash, cash equivalents and marketable securities at December 31, 2004 to range from approximately $60.0 million to $70.0 million.  In addition, the Company reported that it will reclassify certain debt securities formerly presented as cash and cash equivalents to marketable securities.  This reclassification will have no effect on the Company’s available financial resources or on working capital and will also have no impact on the Company’s statement of operations.  The Company will reflect this reclassification in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, as well as retroactively through an amendment to its Annual Report on Form 10-K for the year ended December 31, 2003.

Commenting on the first quarter results, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “During the first quarter of 2004, PRAECIS continued to capitalize on the Plenaxis™ commercial opportunity.  Although it is early in the Plenaxis™ launch, we are encouraged by the feedback from physicians and expect to build sales during the second half of the year as awareness of the product grows among urologists and oncologists.  In addition, we are extremely pleased with our recently announced collaboration with Schering AG, which represents a significant milestone in the worldwide commercialization of Plenaxis™.  This collaboration will allow us to focus on the launch of Plenaxis™ in the United States, while at the same time leveraging the world-class expertise of Schering AG for regulatory and commercialization matters in Europe and other countries.”

Plenaxis™ Collaboration Agreement

Earlier this week, the Company announced that it has entered into a license, supply and distribution agreement with Schering AG, of Berlin, Germany, for the commercialization of Plenaxis™ across Europe, Russia, the Middle East, South Africa, Australia and New Zealand.  Under this agreement, the Company will receive a combination of upfront, regulatory approval and performance-based milestone payments, as well as a share of revenue through transfer price payments based on sales volume for drug product which will be supplied by the Company.  The overall financial terms are intended, depending upon performance levels, to approximate an equal sharing of the value of the product.

Plenaxis™ European Regulatory Status

In June 2003, the Company initiated the regulatory submission process in the European Union with the submission of a Marketing Authorisation Application (MAA) in Germany seeking approval to market Plenaxis™ for the treatment of a broad population of hormonally responsive prostate cancer patients.  The Company expects that the BfArM (the German Federal Institute for Drugs and Medical Devices) will provide initial feedback on the application during the first half of 2004 and complete its review of the MAA during 2004.  Assuming favorable action by the BfArM, the Company, with the cooperation and assistance of Schering AG, plans to seek additional European Union member state approvals under the Mutual Recognition Procedure.

Clinical Programs Update

Apan for Alzheimer’s Disease

In June 2003, the Company initiated a Phase 1b dose escalation study in Alzheimer’s disease patients which is designed to determine the maximum tolerated dose (MTD) of its investigational drug candidate, Apan, and anticipates completing this study during the second quarter of 2004.  The Company is pleased to report that the tolerability of Apan in Alzheimer’s patients has exceeded expectations and that additional dosing cohorts are now expected to enroll in this trial, which will increase drug exposure in patients to levels higher than the MTD identified in healthy volunteers in a Phase 1a trial.  Assuming FDA concurrence on the protocol and on safety demonstrated in chronic toxicology studies, the Company anticipates initiating a Phase 1/2a study evaluating the safety and efficacy of multiple administrations of Apan to Alzheimer’s patients during the second half of 2004.  This represents an earlier entry into Phase 2a than was anticipated.

PPI-2458 for Non-Hodgkin’s Lymphoma

In December 2003, the Company initiated a Phase 1 dose escalation study of PPI-2458, its methionine aminopeptidase type-2 (MetAP2) inhibitor, in non-Hodgkin’s lymphoma patients.  In March 2004, the Company announced that the FDA had placed this trial on clinical hold pending submission by the Company of a detailed plan to address a neuropathological abnormality found in an animal safety study.  The findings of this animal study were not available at the time that the clinical study was initiated.  The Company has explored this finding and is working with the

FDA to develop a detailed plan for resuming its non-Hodgkin’s lymphoma clinical program.  The Company will submit this plan to the FDA during the second quarter of 2004.

Endometriosis Diagnostic

Using its Biomarker Discovery Platform, the Company has developed a simple, non-invasive endometriosis diagnostic test based on the presence of unique proteins in the serum of disease sufferers.  This investigational diagnostic test has been implemented using commercially available instrumentation.  During 2004, the Company intends to perform further clinical assessment of its findings in a broad population of symptomatic women.  If this evaluation is successful, the Company believes that this test could be available for commercial use in a specialty testing laboratory environment on an expedited timetable.

Conference Call and Webcast

There will be a conference call to discuss the progress of the commercialization of Plenaxis™ in the United States, the Company’s recently announced collaboration with Schering AG and PRAECIS’ first quarter financial results today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, May 7th by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 111597.

The Company is planning to report second quarter 2004 results on July 30, 2004.  For information regarding live webcasts and investment community conference calls related to second quarter 2004 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

2004 Annual Meeting

As previously announced, the Company’s 2004 Annual Meeting of Stockholders will be held on May 13, 2004 at 10:00 a.m. (EDT) at the Company’s headquarters and research facility located at 830 Winter Street, Waltham, Massachusetts.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis™ (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

About Plenaxis™

Plenaxis™ is indicated for the palliative treatment of men with advanced symptomatic prostate cancer, in whom LHRH agonist therapy is not appropriate and who refuse surgical castration, and have one or more of the following: (1) risk of neurological compromise due to metastases, (2) ureteral or bladder outlet obstruction due to local encroachment or metastatic disease, or (3) severe bone pain from skeletal metastases persisting on narcotic analgesia.  Plenaxis™ is not indicated in women or children.

For safety reasons, Plenaxis™ was approved with marketing restrictions.  Only physicians who have enrolled in the PLUS Program, based on their attestation of qualifications and acceptance of responsibilities, may prescribe Plenaxis™.

Immediate-onset systemic allergic reactions, some resulting in hypotension or syncope, have occurred after administration of Plenaxis™.  These immediate-onset reactions have been reported to occur following any administration of Plenaxis™, including after the initial dose.  The cumulative risk of such a reaction increases with the duration of treatment.  In a clinical trial of patients with advanced, symptomatic prostate cancer, 3 of 81 (3.7%) patients experienced an immediate-onset systemic allergic reaction within minutes of receiving Plenaxis™.  Following each injection of Plenaxis™, patients should be observed for at least 30 minutes in the office and in the event of an allergic reaction, managed appropriately.  The effectiveness of Plenaxis™ in suppressing serum testosterone to castrate levels decreases with continued dosing in some patients.  Effectiveness beyond 12 months has not been established.  Treatment failure can be detected by measuring serum total testosterone concentrations just prior to administration on Day 29 and every 8 weeks thereafter.

Full prescribing information for Plenaxis™ can be found at www.plenaxis.com.

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This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization plans for Plenaxis™  for the treatment of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis™ during 2004, the Company’s expected cash utilization and cash position, the Company’s commercialization plans for Plenaxis™ in Europe and other territories outside of the United States, the review of a Marketing Authorisation Application in Europe for Plenaxis™  for the treatment of hormonally responsive prostate cancer, the Company’s clinical trials for Apan and PPI-2458, and the Company’s expected financial position and results.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to retain its sales force and successfully commercialize Plenaxis™, the Company’s ability to manufacture or have manufactured Plenaxis™ on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Plenaxis™ and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2003	2004

Revenues:
Product sales	$—	$411
Licensing and other revenues	—	50
Total revenues	—	461

Costs and expenses:
Cost of goods sold	—	1,134
Research and development	8,679	7,871
Sales and marketing	1,028	4,080
General and administrative	2,124	2,984
Total costs and expenses	11,831	16,069

Operating loss	(11,831)	(15,608)

Interest income, net	416	228

Net loss	$(11,415)	$(15,380)

Basic and diluted net loss per share	$(0.22)	$(0.29)

Weighted average number of basic and diluted shares outstanding	51,820	52,147

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	March 31, 2004

Cash and cash equivalents	$15,687	$11,806
Marketable securities	127,505	114,046
Other current assets	726	2,858
Net fixed assets and other assets	68,560	67,557

Total assets	$212,478	$196,267

Current liabilities	$10,937	$10,029
Long-term liabilities	31,880	31,693
Total stockholders’ equity	169,661	154,545

Total liabilities and stockholders’ equity	$212,478	$196,267